Exhibit 5.1
              EDWARDS ANGELL PALMER & DODGE LLP





September 29, 2010

Dynasil Corporation of America
44 Hunt Street
Watertown, Massachusetts  02472

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Dynasil Corporation of America (the "Company"), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to 55,739 shares (the "Shares") of the Company's Common Stock, $0.0005 par value per share, that may be offered from time to time pursuant to the provisions of the Company's Amended and Restated Employee Stock Purchase Plan (the "Plan").

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware
General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

We consent to your filing this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP